UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 9, 2011

IVANHOE ENERGY INC.

(Exact name of registrant as specified in its charter)

Yukon, Canada	000-30586	98-0372413
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 654 – 999 Canada Place Vancouver, BC, Canada	V6C 3E1
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (604) 688-8323

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02         Unregistered Sales of Equity Securities.

On  June 9, 2011, Ivanhoe Energy Inc. (the “Company”) confirmed the closing of the  previously announced sale pursuant to an underwriting agreement, on a bought deal basis to a syndicate of underwriters (the “Underwriters”), of $50,000,000 aggregate principal amount of 5.75% convertible unsecured subordinated debentures (the “Debentures”) at a price of $1,000 per Debenture (the “Canadian Public Offering”). The Debentures are convertible into common shares of the Company (the “Shares”) at the holder’s option at any time prior to the close of business on the earlier of June 30, 2016 and the business day immediately preceding the date specified by the Company for redemption of the Debentures at a price of $3.36 per Share. The Company has also granted the Underwriters an over-allotment option to purchase up to an additional $7,500,000 aggregate principal amount of Debentures at the same price exercisable in  whole or in part any time for a period of 30 days following the closing of the Canadian Public Offering. The aggregate commission to the Underwriters in connection with the Canadian Public Offering (assuming exercise of the over-allotment option) will be $2,300,000.

The Company also confirmed the sale, on a private placement basis and on the same terms as the Canadian Public Offering, of over $23,000,000 principal amount of Debentures to certain directors, officers, insiders and other non-insiders.

The Debentures were offered and sold in a public offering in Canada, and were not registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) pursuant to the exemption set forth in Regulation S under the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 15, 2011	IVANHOE ENERGY INC.

	By:	/s/ Gerald D. Schiefelbein
Name: Gerald D. Schiefelbein
Title: Chief Financial Officer